Filed by Bancorp 34, Inc.

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12 under

of the Securities Exchange Act of 1934

Subject Company: CBOA Financial, Inc.

Commission File No. 001-37912

BANCORP 34, INC.	Contact: Kevin Vaughn
8777 E. HARTFORD DRIVE	Chief Financial Officer
SUITE 100	(623) 334-6064
SCOTTSDALE, AZ 85255	BCTF@Bank34.com

Bancorp 34, Inc.

Reports Revised 3rd Quarter Performance,

Amends Merger Agreement with CBOA Financial, Inc.

Scottsdale, Ariz., Dec. 22, 2023/PRNewswire/ – Bancorp 34, Inc. (OTCQB: BCTF), the parent company for Bank 34, together, the “Company” today reported revised third quarter of 2023 performance.

Due primarily to a provision taken to the loan loss reserve for one commercial real estate credit which was placed on non-accrual status on September 30, 2023, the Company reported a revised third quarter 2023 net loss of $2,275,000 or negative $0.52 per diluted share, compared to previously reported third quarter 2023 net income of $3,000 or $0.00 per diluted share. The Company reported a net loss of $1,726,000 or $0.48 per diluted share for the first nine months of 2023 compared to net income of $552,000 or $0.11 per diluted share as previously reported.

The reserve for the troubled credit was deemed necessary as the Company progressed through the legal channels required to manage the credit effectively. As management gathered additional information and conducted additional due diligence, the determination was made that the deterioration in the credit and its real estate collateral’s value had been present at September 30, 2023, resulting in the revised third quarter financial statements.

As a result of the additional provision taken to the loan loss reserve in the third quarter of 2023, the Company and CBOA Financial, Inc. have amended the merger agreement between the parties to revise the exchange ratio for common stock to be received by CBOA shareholders upon consummation of the merger from 0.24 shares of Company common stock to 0.2628 shares of Company common stock for each share of CBOA common stock issued and outstanding. The parties also agreed to extend the outside closing date of the merger to June 28, 2024.

Jim Crotty, CEO of the Company commented, “While we had to address a single isolated credit with a specific reserve in the third quarter, significant progress has been made towards completing the merger with CBOA Financial, Inc. (“CBOA”). Both the Company and CBOA anticipate seeking shareholder approval of the merger, and the merger becoming effective, in the 1st quarter of 2024. The excitement is high amongst our team members as we prepare for this next chapter as a combined best in class bank.”

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction between the Company and CBOA. In connection with the proposed merger, the Company has filed a registration statement on Form S-4 with the SEC to register the Company’s shares that will be issued to CBOA’s shareholders in connection with the merger. The registration statement includes a joint proxy statement of the Company and CBOA and a prospectus of the Company, as well as other relevant documents concerning the proposed transaction. INVESTORS AND SHAREHOLDERS OF THE COMPANY AND CBOA ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT IS CONTAINED IN THE REGISTRATION STATEMENT REGARDING THE MERGER AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY OR CBOA WITH THE SEC, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, CBOA AND THE MERGER.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

A free copy of the proxy statement/prospectus (including the definitive joint proxy statement/prospectus, when it becomes available), as well as other documents filed with the SEC by the Company may be obtained at the SEC’s Internet site at http://www.sec.gov. The definitive proxy statement/prospectus will also be mailed to shareholders of the Company and CBOA.

PARTICIPANTS IN THE TRANSACTION

The Company and CBOA and certain of their respective directors and executive officers, under the rules of the SEC may be deemed to be participants in the solicitation of proxies from the Company’s and CBOA’s shareholders in favor of the approval of the merger agreement. Information about the directors and officers of the Company and CBOA and their ownership of Company and CBOA common stock is contained in the registration statement and proxy statement/prospectus pertaining to the transaction. Free copies of this document may be obtained as described above.

ABOUT BANCORP 34, INC. - Bank 34 has three full-service community bank branches, one in Maricopa County, Arizona in the city of Scottsdale and one each in Otero and Dona Ana Counties in the cities of Alamogordo and Las Cruces in southern New Mexico.

FORWARD-LOOKING STATEMENTS - Certain statements herein that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions and in this press release include our expectations regarding shareholder approval for and completion of the merger with CBOA. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, possible delays in the effectiveness of any amendments required to the Company’s registration statement on Form S-4 regarding the merger, the failure of either the Company’s or CBOA’s shareholders to approve the merger or the failure of other conditions to the merger, and general economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under federal securities laws.

BANCORP 34, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(in 000s)

	Sep. 30, 2023	Dec. 31, 2022

ASSETS

Total cash and cash equivalents	$14,538	$16,947
Available-for-sale securities, at fair value	53,362	58,582
Held-to-maturity securities, amortized cost, net	5,765	5,832
Loans held for investment, net	471,825	458,582
Other Assets	35,378	34,397
TOTAL ASSETS	$580,868	$574,340

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities

Total deposits	$468,391	$487,587
Other Borrowings	18,000	5,000
Sub Debt	24,581	24,531
Accrued interest and other liabilities	9,494	7,984
Total liabilities	520,466	525,102

Total stockholders’ equity	60,402	49,238

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$580,868	$574,340

Tangible Book Value Per Share	$12.87	$13.85
Equity to Assets	10.40%	8.57%
Non-Performing Assets to Total Assets	1.71%	0.73%
Shares Outstanding	4,694,810	3,554,455

BANCORP 34, INC.

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Unaudited)

(in 000s)

	Nine Months Ended Sep. 30,		Three Months Ended Sep. 30,
	2023	2022	2023	2022

Total interest income	$20,719	$17,435	$7,173	$6,062
Total interest expense	9,129	3,019	$3,468	$1,498

Net interest income	11,590	14,416	3,705	4,564

Provision for credit losses	3,280	780	3,147	125

Total noninterest income	529	386	164	142
Total noninterest expense	10,991	9,698	3,600	3,256

Pre-Tax Income	(2,152)	4,324	(2,878)	1,325

Provision for income taxes	(426)	1,052	(603)	321

NET INCOME	$(1,726)	$3,272	$(2,275)	$1,004

Diluted EPS	$(0.48)	$1.37	$(0.52)	$0.42
Return on Average Assets	-0.40%	0.77%	-1.55%	0.70%
Return on Average Equity	-3.68%	10.97%	-14.08%	10.64%
Net Interest Margin	2.82%	3.55%	2.66%	3.31%